EXHIBIT 10.6
                                                                    ------------


                  [LOCATEPLUS HOLDINGS CORPORATION LETTERHEAD]



December 19, 2001

IntelliCorp Ltd.
6001 Cochran Road
Suite 200
Solon, Ohio 44139

     Attn: Chad Salahshour, Managing Member

     RE:  SECURITIES PURCHASE AGREEMENT, AS AMENDED
          CHANNEL PARTNERSHIP AGREEMENT
          -----------------------------

Dear Chad:

     Reference is hereby made to a certain Securities Purchase Agreement, dated March 22, 2000, and amended as of July 25, 2001 (the "Securities Purchase Agreement"), by and between LocatePLUS Holdings Corporation (formerly known as LocatePLUS.com, Inc.) ("LocatePLUS"), IntelliCorp Ltd., an Ohio limited liability company ("IntelliCorp") and the members and equity owners of IntelliCorp (the "IntelliCorp members").

     Reference is also hereby made to a certain Channel Partnership Agreement, dated as of September 1, 2001, by and between LocatePLUS and IntelliCorp (the "Channel Partnership Agreement").

     Pursuant to the Securities Purchase Agreement, LocatePLUS has loaned a total of $500,000 to IntelliCorp in two installments, with interest bearing on that principal amount at the rate of 8.75% (later adjusted by operation of the loan documents to 11.75%). As of the date of this letter, the aggregate due under both loans is $586,833 (the "debt"). LocatePLUS and IntelliCorp agree that the debt will continue to accrue interest at the rate of 11.75% per annum.

     Pursuant to the Channel Partnership Agreement, LocatePLUS has licensed certain data to IntelliCorp for integration with IntelliCorp's data and sale to IntelliCorp's customers. Under the terms of the Channel Partnership Agreement, IntelliCorp agreed to pay a royalty equal to 50% of the revenue that IntelliCorp realizes on sales of data provided by LocatePLUS.

     LocatePLUS and IntelliCorp, for itself and on behalf of the IntelliCorp members, agree as follows:

     o IntelliCorp acknowledges the debt as due, valid and outstanding, and agrees to repay the debt as set forth in this letter.

     o IntelliCorp and LocatePLUS agree that (I) royalty payable to LocatePLUS shall be increased to equal 75% of the revenue realized by IntelliCorp on sales of LocatePLUS-licensed data (such 25% increase being the "Excess Royalty Payment"), (II) payments of the Excess Royalty Payment shall be credited toward repayment of debt; and (III) upon the repayment of the debt in full, the Excess Royalty Payment shall cease.

     o LocatePLUS will waive any demand for repayment of the debt inconsistent with the terms of this letter, PROVIDED that IntelliCorp
          (I) continues to license data from LocatePLUS in the ordinary course of its business; and (II) continues as a going concern.

     o IntelliCorp, for itself and on behalf of the IntelliCorp members, hereby forever waives and releases any claims with respect to any breach of the Securities Purchase Agreement on the part of LocatePLUS, specifically including but not limited to LocatePLUS's refusal to make additional loans to IntelliCorp in excess of amounts previously loaned.

     This letter agreement, when countersigned by IntelliCorp, will be a binding agreement with respect to each of the parties identified in this letter, interpreted under the laws of the Commonwealth of Massachusetts, notwithstanding any provision of Massachusetts law that would provide otherwise. Each of LocatePLUS and IntelliCorp represents and warrants that its execution of this letter is duly authorized by such party (and, in the case of IntelliCorp, on behalf of the IntelliCorp members), and each of LocatePLUS and IntelliCorp will indemnify the other for any breaches of this representation and warranty, or in the event that such party suffers adverse consequences as a result of a breach of the terms of this letter agreement. This letter agreement is the entire agreement between the parties, and may be amended only by a writing signed by both LocatePLUS and IntelliCorp.

     If this is acceptable to you, please sign at the indicated location and return a copy to me by fax. The offer contained in this letter will expire if we do not receive the fax by 5:00 p.m. on December 21, 2001.



                                       Very truly yours,

                                       LOCATEPLUS HOLDINGS CORPORATION



                                       By: /s/ Jon R. Latorella
                                           -------------------------------------
                                           Jon R. Latorella
                                           President and Chief Executive Officer




                                      * * *



ACCEPTED AND AGREED:

INTELLICORP LTD.

By: /s/ Chad Salahshour
    -------------------------
    Chad Salahshour
    Managing Member